Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2020 Third Quarter Results

Quarterly Performance Significantly Impacted by COVID-19 Pandemic

Company Accelerates Progress on Strategic Priorities

Estimated COVID-19 impact on the third quarter

•	Adverse sales impact of approximately $700 million to $750 million, almost entirely from the company’s non-U.S. businesses

•	Gross margin adversely impacted by shift from higher to lower margin categories, supply chain costs

•	SG&A increased due to higher employee costs and social distancing and cleaning expenses

•	Both operating income and adjusted operating income included an adverse impact of $700 million to $750 million from the above items, or $0.61 to $0.65 per share, excluding impairment charges

•	Most significant COVID-19 impact was in UK market, requiring a review resulting in non-cash impairment charges of $2 billion

•	Company took actions to partly mitigate COVID-19 impacts

Third quarter results, year-over-year

•	Sales increased 0.1 percent to $34.6 billion, up 1.2 percent on a constant currency basis, led by Retail Pharmacy USA comparable sales growth of 3.0 percent

•

Operating loss of $1.6 billion, compared to operating income of $1.2 billion a year ago, mainly due to the non-cash impairment charges of $2 billion in Boots UK; Adjusted operating income decreased 46.5 percent to $919 million on a reported basis, down 46.4 percent on a constant currency basis

•

Loss per share was $1.95, compared to EPS of $1.13 a year ago; Adjusted EPS decreased 43.8 percent from $1.47 to $0.83, down 43.4 percent on a constant currency basis; Results reflect $0.61 to $0.65 per share estimated operational impact from COVID-19

Significant progress on key strategic priorities

•	Company accelerated investments in strategic priorities, preparing for future growth

•	Company increased annual cost savings target from the Transformational Cost Management Program to in excess of $2.0 billion by fiscal 2022, from previous target in excess of $1.8 billion

Additional highlights

•	Net cash provided by operating activities was $3.4 billion, an increase of $183 million compared with the same period a year ago; Free cash flow increased 23.7 percent to $2.4 billion

•	Company introduced fiscal 2020 adjusted EPS guidance of $4.65 to $4.75 including estimated COVID-19 impacts of $1.03 to $1.14 per share

•	Company increased quarterly dividend by 2.2 percent, to an annual rate of $1.87 per share and suspended activity under its share repurchase program

DEERFIELD, Ill., July 9, 2020 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2020, which ended May 31, 2020.

Executive Vice Chairman and CEO Stefano Pessina said, “Prior to the pandemic our financial performance for fiscal 2020 was on track with our expectations. However, this unprecedented global crisis led to a loss in the quarter as stay-at-home orders affected all of our markets. I’m very proud of how all of our teams mobilized and adapted to deliver essential services in our communities across the world. Shopping patterns are evolving more rapidly than ever as consumers further embrace digital options, spurring us to accelerate our ongoing investments in digital transformation and neighborhood health destinations. This includes our two recent announcements: a significant expansion of our primary care clinics collaboration with VillageMD, and our strategic partnership with Microsoft and Adobe to launch a personalized omnichannel healthcare and shopping experience.”

Estimated COVID-19 Impact on WBA

The adverse impact of COVID-19 on sales in the quarter was approximately $700 million to $750 million, with the majority of the impact related to the Retail Pharmacy International division. This reflected a dramatic reduction in footfall in Boots UK stores - down 85 percent in April - as consumers were advised to leave home only for food and medicine. While most Boots stores remained open throughout the UK lockdown to provide communities with pharmacy and essential healthcare, our largest premium beauty and fragrance counters were effectively closed. More than 100 stores, mainly in high street, station and airport locations, were temporarily closed as were nearly all of the 600 Boots Opticians stores.

Globally, pharmacy volume was impacted by a drop in doctor visits and hospital patient admissions.

Additionally, gross margin was adversely impacted by sales mix, with a shift from higher margin discretionary categories to lower margin categories, and by higher supply chain costs. The company took measures to keep stores open during COVID-19, incurring incremental selling, general and administrative expenses (SG&A), including higher employee costs and store expenses related to social distancing and incremental cleaning.

As a result of these impacts, operating and adjusted operating income included an adverse impact of $700 million to $750 million, or $0.61 to $0.65 per share, excluding impairment charges.

Furthermore, considering the third quarter operating loss in Boots UK and ongoing uncertainty due to COVID-19, the company reevaluated goodwill and intangibles in Boots UK, resulting in non-cash impairment charges of $2 billion.

Accelerating Investments in Key Strategic Priorities

During the quarter the company prepared for future growth through aggressively accelerating investments in its four key strategic priorities. The impact of COVID-19 confirmed the company’s existing strategy to take bold steps in creating neighborhood health destinations, driving cost transformation, digitalization and restructuring its retail offering. Below is a summary of the most significant actions in the third quarter and since the end of the quarter:

Creating Neighborhood Health Destinations

As announced yesterday, WBA has taken an important step forward to accelerate its key strategic priority to create neighborhood health destinations, through an integrated primary care and pharmacy delivery model that will drive better health outcomes, reduce healthcare costs and provide a differentiated patient experience. WBA and VillageMD announced that Walgreens will be the first national pharmacy chain to offer full-service doctor offices co-located at its stores on a large scale, following a highly successful trial begun last year. This expanded partnership will open 500 to 700 “Village Medical at Walgreens” physician-led primary care clinics in more than 30 markets in the next five years, with the intent to build hundreds more thereafter.

The clinics will be staffed by more than 3,600 primary care providers, who will be recruited by VillageMD. The clinics will accept a wide range of health insurance options and offer comprehensive primary care across a broad range of physician services.

Under the terms of the new agreement, WBA will invest $1 billion in equity and convertible debt in VillageMD over the next three years, including a $250 million equity investment completed yesterday. Of WBA’s investment, 80 percent will be used by VillageMD to fund the opening of the clinics and build the partnership, including integration with Walgreens digital assets. It is anticipated, assuming full conversion of the debt, that WBA will hold an approximately 30 percent ownership interest in VillageMD at the completion of the investment.

In addition, during the quarter, Walgreens and Boots UK both expanded their community health roles by implementing COVID-19 testing sites.

Driving the Transformational Cost Management Program

During the quarter, the company partly mitigated the impact of COVID-19 by continuing to curtail costs while accelerating investments designed to drive long-term revenue growth. Cost containment across the company included temporary store closures, furloughing more than 16,000 UK employees at the peak of the crisis, decreasing store hours and reducing rents at some locations.

The company is moving swiftly to address the impact of COVID-19 on the Boots business by accelerating the Boots Transformation Plan. Key elements of the proposed plan include a reorganization of the Boots store employee structure, the closure of 48 Boots Opticians stores and an additional 20 percent headcount reduction in the UK support office. Subject to labor consultation, these reorganization actions will impact more than 4,000 positions (7 percent of the workforce). The Boots Transformation Plan also includes increased investment and focus on the Boots omnichannel strategy and is designed to drive future growth in the company’s UK market.

The company increased its annual cost savings target from the Transformational Cost Management Program to in excess of $2.0 billion by fiscal 2022, from the previous target, which was annual cost savings in excess of $1.8 billion by fiscal 2022.

Accelerating Digitalization

As consumer behavior shifts rapidly, the company is increasing investments in omnichannel and in digital infrastructure. The company is seeing encouraging response from customers to its digital marketing initiatives, with the ongoing roll-out of mass personalization boosting Walgreens retail sales by 95 basis points in the third quarter. Building on that approach, the company recently announced its strategic partnership with Microsoft and Adobe to launch a marketing technology and customer data platform to deliver personalized healthcare and shopping experiences.

Transforming and Restructuring its Retail Offering

Among many examples, Walgreens substantially built up its offering of personal protective equipment (PPE), added digital ‘order ahead’ drive-thru with an increased range of products available for drive-thru pick-up, and put in place new delivery options. Walgreens total digitally initiated sales increased by 22.7 percent in the third quarter, compared with the same quarter a year ago. Boots UK also significantly boosted its Boots.com capabilities, investing in micro-fulfillment centers and hybrid stores and more than doubling capacity, which helped drive a 78 percent increase in Boots.com sales in the quarter, compared with the same quarter a year ago, with continued strong performance in June.

Overview of Third Quarter Results

Fiscal 2020 third quarter net loss attributable to WBA was $1.7 billion compared with net earnings of $1.0 billion the same quarter a year ago. Net loss per share1 was $1.95 compared with net earnings per share (EPS) of $1.13 the same quarter a year ago. The results reflect $2 billion in non-cash impairment charges related to goodwill and intangible assets in Boots UK reflecting deteriorated business conditions including the adverse impact of COVID-19 and resulting future uncertainty.

Adjusted net earnings attributable to WBA2 decreased 45.9 percent to $723 million, down 45.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted earnings per share were $0.83 compared with $1.47 the same quarter a year ago, a decrease of 43.8 percent on a reported basis and a decrease of 43.4 percent on a constant currency basis. Results included an estimated adverse impact from the COVID-19 pandemic of $0.61 to $0.65 per share.

Sales in the third quarter were $34.6 billion, an increase of 0.1 percent from the year-ago quarter, and an increase of 1.2 percent on a constant currency basis, as the pandemic sharply curtailed footfall in retail pharmacies.

The company had an operating loss of $1.6 billion in the third quarter, compared to operating income of $1.2 billion in the same quarter a year ago, primarily due to impairment charges in Boots UK of $2 billion. Adjusted operating income was $919 million, a decrease of 46.5 percent on a reported currency basis and a decrease of 46.4 percent on a constant currency basis, including an estimated COVID-19 impact of $700 million to $750 million.

Net cash provided by operating activities was $914 million in the third quarter and free cash flow was $657 million.

Overview of Fiscal 2020 Year-to-Date Results

For the first nine months of fiscal 2020, net earnings attributable to WBA decreased 97.5 percent to $83 million compared with the same period a year ago, while net earnings per share1 decreased 97.3 percent to $0.09 compared with the same period a year ago. The results reflect the impact of impairment charges in Boots UK.

Adjusted net earnings attributable to WBA2 for the first nine months of fiscal 2020 decreased 22.6 percent to $3.3 billion, down 22.4 percent on a constant currency basis, compared with the same period a year ago. Adjusted earnings per share for the first nine months of fiscal 2020 were $3.72, a decrease of 18.5 percent on a reported basis and a decrease of 18.3 percent on a constant currency basis, compared with the same period a year ago. The results reflect an estimated adverse impact of $0.60 to $0.64 from COVID-19.

Sales in the first nine months of fiscal 2020 were $105 billion, an increase of 1.8 percent from the same period a year ago, and an increase of 2.5 percent on a constant currency basis.

Operating income in the first nine months of fiscal 2020 was $662 million, a decrease of 83.9 percent from the same period a year ago. Adjusted operating income in the first nine months of the fiscal year was $4.1 billion, a decrease of 24.1 percent from the same period a year ago on both a reported and constant currency basis.

Net cash provided by operating activities was $3.4 billion in the first nine months of fiscal 2020, an increase of $183 million from the same period last year, and free cash flow was $2.4 billion, an increase of $467 million, from the same period a year ago.

During the third quarter the company took significant proactive actions to improve financial flexibility, including securing $5.1 billion of incremental facilities.

Company Outlook

The company introduced fiscal 2020 adjusted EPS guidance of $4.65 to $4.75, including estimated adverse COVID-19 impacts of $1.03 to $1.14 per share. This guidance assumes continued adverse impacts from COVID-19 in the fourth quarter. In the UK, retail conditions are expected to remain very depressed, despite gradual easing of restrictions. More robust sales growth is expected in the Retail Pharmacy USA division, although retail margins are expected to remain compressed in comparison to fiscal 2019. This guidance is based on sales trends the company saw in the month of June and does not factor in potential changes to those trends.

Dividend Increase and Share Repurchase Program Update

On July 8, 2020 the WBA board of directors declared a quarterly dividend of 46.75 cents per share, an increase of 2.2 percent. The increased dividend is payable September 11, 2020 to stockholders of record as of August 19, 2020, and raises the annual rate from $1.83 per share to $1.87 per share. This marks the 45th consecutive year that WBA and its predecessor company, Walgreen Co., have raised the dividend, and the 87th year a dividend has been paid.

The company also announced that it was suspending activity under its share repurchase program.

Business Divisions

Retail Pharmacy USA:

Third quarter sales in Retail Pharmacy USA increased 3.2 percent to $27.4 billion, including the impact of previously announced store closures. Sales in comparable stores increased 3.0 percent from the year-ago quarter.

Prescriptions filled in the third quarter decreased 1.3 percent, compared with the same quarter a year earlier. In comparable stores, prescriptions filled increased 0.4 percent from a year earlier, a slower rate of growth than in the second quarter, as COVID-19 stay-at-home orders led to a drop in doctor visits and hospital admissions. The prescription volume trend has shown steady improvement since the end of May. The number of prescriptions filled was 287 million, including immunizations, adjusted to 30-day equivalents. Pharmacy sales increased 4.6 percent compared with the year-ago quarter, as higher brand inflation and a 15.9 percent increase in specialty sales offset the COVID-19 prescription volume impact. Comparable pharmacy sales increased 3.5 percent.

The division’s retail prescription market share on a 30-day adjusted basis in the third quarter was similar to the previous quarter and declined approximately 30 basis points over the year-ago quarter to 20.9 percent, as reported by IQVIA. This result included an adverse impact due to the store closures.

Retail sales decreased 0.7 percent in the third quarter compared with the year-ago period, including the impact of the store closures. Comparable retail sales were up 1.9 percent in the quarter. Excluding tobacco and e-cigarettes, comparable retail sales increased 3.5 percent. Comparable retail sales were impacted by a change in shopping patterns in the quarter, with increased demand for vitamins and PPE leading to a 9 percent increase in the health and wellness category. The personal care category increased 5 percent, while declining demand for discretionary items led to a 9 percent decrease in the beauty category. The general merchandise category was roughly flat, with an 8 percent increase in sales of grocery and household products offset by lower spending in discretionary areas, including a 34 percent decrease in photo.

Gross profit decreased 9.6 percent compared with the same quarter a year ago and adjusted gross profit decreased 8.7 percent. The company estimates that about 45 percent of the year-over-year decline in gross profit was due to impacts related to COVID-19 such as the slow-down in pharmacy volume and the adverse gross profit mix, with most of the remaining impact due to ongoing reimbursement pressure.

SG&A increased by 4.4 percent compared with the year-ago quarter, mostly reflecting costs related to the Transformational Cost Management Program, and adjusted SG&A decreased by 0.4 percent. Incremental COVID-19 related costs exceeded $100 million in the third quarter, offset by Transformational Cost Management Program savings and short-term actions to help mitigate the COVID-19 impact.

Operating income in the third quarter decreased 77.3 percent from the year-ago quarter to $226 million. Excluding costs related to the Transformational Cost Management Program, store damage and inventory loss incurred during looting in May, and the acquisition of Rite Aid stores, adjusted operating income in the third quarter decreased 38.4 percent from the year-ago quarter to $792 million. This included an estimated adverse COVID-19 impact of $325 million to $350 million or 25 to 27 percentage points.

Retail Pharmacy International:

Retail Pharmacy International had third quarter sales of $1.9 billion, a decrease of 31.5 percent from the year-ago quarter, including an adverse currency impact of 5.3 percent. Sales decreased 26.2 percent on a constant currency basis, mainly due to a 27.7 percent decrease in Boots UK sales as foot traffic in stores was severely disrupted by COVID-19 restrictions.

Boots UK comparable retail sales decreased 48.0 percent. Boots UK lost share in its categories, in a sharply lower market, as lockdown measures impacted high streets and shopping centers and compelled consumers to consolidate shopping into grocers. This decrease was partially offset by a 78 percent increase in Boots.com sales, as the pandemic restrictions boosted online sales.

Comparable pharmacy sales in Boots UK decreased 1.0 percent on a constant currency basis, reflecting lower prescription volume and reduced demand for services during the pandemic, mitigated in part by timing on National Health Service (NHS) reimbursement.

Gross profit decreased 39.6 percent compared with the same quarter a year ago, including an adverse currency impact of 4.3 percent. Adjusted gross profit decreased 36.2 percent, on a constant currency basis, reflecting lower retail sales in Boots UK and lower retail gross margin, largely due to supply chain costs.

SG&A in the quarter was $2.8 billion, up from $993 million in the year-ago quarter, due to impairment charges. Adjusted SG&A decreased by 15.3 percent, or $147 million, to $816 million, including a favorable currency impact of 5.7 percent. On a constant currency basis, adjusted SG&A decreased 9.5 percent, reflecting short-term cost mitigation initiatives and savings from the Transformational Cost Management Program.

Operating loss in the third quarter was $2.2 billion, compared to operating income of $119 million in the year-ago quarter, primarily as a result of the $2 billion in impairment charges. Adjusted operating income decreased $308 million, to an adjusted operating loss of $143 million, including a favorable currency impact of $8 million. On a constant currency basis, adjusted operating income decreased $316 million. The estimated adverse COVID-19 impact on adjusted operating income was $365 million to $390 million.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had third quarter sales of $5.9 billion, an increase of 0.6 percent from the year-ago quarter, including an adverse currency impact of 4.8 percent. On a constant currency basis, sales increased 5.3 percent, led by the UK and Germany.

Operating income in the third quarter was $350 million, including a $243 million gain from the company’s equity earnings in AmerisourceBergen, which reported a tax benefit from the permanent shutdown of its PharMEDium compounding business. This compared with operating income of $87 million in the year-ago quarter, including a $16 million loss from the company’s equity earnings in AmerisourceBergen, which reported an impairment of PharMEDium’s assets.

Adjusted operating income increased 2.0 percent to $271 million, up 5.1 percent on a constant currency basis, reflecting sales growth and a higher contribution from AmerisourceBergen, partially offset by lower gross margin.

Conference Call

WBA will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, July 9, 2020. The conference call will be simulcast through the WBA investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 12:30 p.m. Eastern time, July 9 through July 16, 2020, by calling +1 800 585 8367 within the U.S. and Canada, or +1 416 621 4642 outside the U.S. and Canada, using replay code 1392414.

1 All references to loss per share and to EPS are to diluted loss per share and diluted EPS attributable to WBA.

2 Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures used, including all measures presented as “adjusted” or on a “constant currency” basis, and free cash flow.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Accelerating Progress on our Strategic Priorities” and “Company Outlook” above), the expected execution and effect of our business strategies, the potential impacts on our business of the spread and effects of the COVID-19 pandemic, our cost-savings and growth initiatives, pilot programs, strategic partnerships and initiatives, and restructuring activities and the amounts and timing of their expected impact and the delivery of annual cost savings are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “transform,” “accelerate,” “model,” “long-term,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the spread and impacts of COVID-19, the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, the inherent risks, challenges and uncertainties associated with forecasting financial results of large, complex organizations in rapidly evolving industries, particularly over longer time periods, and during periods with increased volatility and uncertainties, our supply, commercial and framework arrangements and transactions with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, circumstances that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with restructuring initiatives will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks relating to looting and vandalism in regions in which we operate and the scope and magnitude of any property damage, inventory loss or other adverse impacts, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks relating to the terms, timing, and magnitude of any share repurchase activity, the risks associated with international business operations, including the risks associated with the withdrawal of the United Kingdom from the European Union and international trade policies, tariffs, including tariff negotiations between the United States and China, and relations, the risks associated with cybersecurity or privacy breaches related to customer information, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks related to competition, including changes in market dynamics, participants, product and service offerings, retail formats and competitive positioning, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the asset acquisition from Rite Aid, the risks associated with the integration of complex businesses, the impact of regulatory restrictions and outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended August 31, 2019, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made.

We do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is a global leader in retail and wholesale pharmacy, touching millions of lives every day through dispensing and distributing medicines, its convenient retail locations, digital platforms and health and beauty products. The company has more than 100 years of trusted health care heritage and innovation in community pharmacy and pharmaceutical wholesaling.

Including equity method investments, WBA has a presence in more than 25 countries, employs more than 440,000 people and has more than 18,750 stores.

WBA’s purpose is to help people across the world lead healthier and happier lives. The company is proud of its contributions to healthy communities, a healthy planet, an inclusive workplace and a sustainable marketplace. The company’s businesses have been recognized for their Corporate Social Responsibility. Walgreens was named to FORTUNE* magazine’s 2019 Companies that Change the World list and Boots UK was recognized as Responsible Business of the Year 2019-2020 by Business in the Community.

WBA is included in FORTUNE’s 2020 list of the World’s Most Admired Companies. This is the 27th consecutive year that WBA or its predecessor company, Walgreen Co., has been named to the list.

More company information is available at www.walgreensbootsalliance.com.

*© 2019, Fortune Media IP Limited. Used under license.

(WBA-ER)

Media Relations	Contact

U.S. / Morry Smulevitz International	+1 847 315 0517 +44(0)2079808585

Investor Relations	Contact

Gerald Gradwell and Jay Spitzer	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2020	2019	2020	2019
Sales	$34,631	$34,591	$104,791	$102,912
Cost of sales	28,193	27,138	83,577	80,063

Gross profit	6,438	7,453	21,214	22,849

Selling, general and administrative expenses	8,265	6,235	20,835	18,834
Equity earnings (loss) in AmerisourceBergen	243	(16)	284	105

Operating income (loss)	(1,584)	1,203	662	4,120
Other income (expense)	(34)	182	26	227

Earnings (loss) before interest and income tax provision	(1,618)	1,385	689	4,347

Interest expense, net	155	187	482	529

Earnings (loss) before income tax provision	(1,773)	1,198	206	3,819
Income tax provision (benefit)	(40)	156	152	562
Post tax earnings (loss) from other equity method investments	7	(5)	14	19

Net earnings (loss)	(1,726)	1,037	68	3,275

Net earnings (loss) attributable to noncontrolling interests	(18)	12	(16)	(29)

Net earnings (loss) attributable to Walgreens Boots Alliance, Inc.	$(1,708)	$1,025	$83	$3,305

Net earnings (loss) per common share:
Basic	$(1.95)	$1.13	$0.09	$3.56
Diluted	$(1.95)	$1.13	$0.09	$3.55

Weighted average common shares outstanding:
Basic	875.4	909.9	883.7	928.8
Diluted	875.4	911.2	884.7	931.1

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2020	August 31, 2019
Assets
Current assets:
Cash and cash equivalents	$768	$1,023
Accounts receivable, net	6,982	7,226
Inventories	9,563	9,333
Other current assets	1,013	1,118

Total current assets	18,326	18,700

Non-current assets:
Property, plant and equipment, net	13,071	13,478
Operating lease right-of-use assets	21,609	—
Goodwill	14,948	16,560
Intangible assets, net	10,183	10,876
Equity method investments	7,033	6,851
Other non-current assets	1,274	1,133

Total non-current assets	68,118	48,899

Total assets	$86,444	$67,598

Liabilities and equity
Current liabilities:
Short-term debt	$4,379	$5,738
Trade accounts payable	14,033	14,341
Operating lease obligation	2,288	—
Accrued expenses and other liabilities	5,860	5,474
Income taxes	87	216

Total current liabilities	26,649	25,769

Non-current liabilities:
Long-term debt	12,111	11,098
Operating lease obligation	21,943	—
Deferred income taxes	1,538	1,785
Other non-current liabilities	2,882	4,795

Total non-current liabilities	38,473	17,678

Total equity	21,323	24,152

Total liabilities and equity	$86,444	$67,598

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2020	2019
Cash flows from operating activities:
Net earnings	$68	$3,275
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,447	1,512
Deferred income taxes	(102)	109
Stock compensation expense	101	87
Equity (earnings) from equity method investments	(297)	(124)
Goodwill and intangible impairments	2,001	—
Other	305	42
Changes in operating assets and liabilities:
Accounts receivable, net	141	(730)
Inventories	(227)	(354)
Other current assets	59	(80)
Trade accounts payable	(210)	662
Accrued expenses and other liabilities	569	(642)
Income taxes	(353)	(372)
Other non-current assets and liabilities	(102)	(171)

Net cash provided by operating activities	3,398	3,215

Cash flows from investing activities:
Additions to property, plant and equipment	(962)	(1,246)
Proceeds from sale-leaseback transactions	557	—
Proceeds from sale of other assets	52	95
Business, investment and asset acquisitions, net of cash acquired	(345)	(467)
Other	37	51

Net cash used for investing activities	(660)	(1,569)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	196	299
Proceeds from debt	16,336	10,291
Payments of debt	(16,871)	(7,332)
Stock purchases	(1,374)	(3,726)
Proceeds related to employee stock plans	40	156
Cash dividends paid	(1,260)	(1,244)
Other	(66)	(17)

Net cash used for financing activities	(2,998)	(1,573)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(12)
Changes in cash, cash equivalents and restricted cash:
Net increase (decrease) in cash, cash equivalents and restricted cash	(263)	62
Cash, cash equivalents and restricted cash at beginning of period	1,207	975

Cash, cash equivalents and restricted cash at end of period	$943	$1,038

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

The nine months ended May 31, 2020 comparable sales and prescriptions filled figures for the company’s Retail Pharmacy divisions exclude the benefit of this year’s leap day.

For the company’s Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months without closure for seven or more consecutive days and without a major remodel or being subject to a natural disaster in the past 12 months. Relocated stores are not included as comparable stores for the first 12 months after the relocation. Acquired stores are not included as comparable stores for the first 12 months after acquisition or conversion, when applicable, whichever is later. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For the Retail Pharmacy USA division, comparable numbers of prescriptions refer to number of prescriptions in such stores. The method of calculating comparable sales varies across the retail industry. As a result, the company’s method of calculating comparable sales may not be the same as other retailers’ methods.

With respect to the Retail Pharmacy International division, comparable store sales, comparable pharmacy sales and comparable retail sales, are presented on a constant currency basis, which are non-GAAP financial measures. Refer to the discussion above in “Constant currency” for further details on constant currency calculations.

Key Performance Indicators

The company considers certain metrics, including all comparable metrics, number of prescriptions, number of 30-day equivalent prescriptions and number of locations at period end, to be key performance indicators because the company’s management has evaluated its results of operations using these metrics and believes that these key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of the company from period to period and trends in its historical operating results. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

NET EARNINGS (LOSS) AND DILUTED NET EARNINGS (LOSS) PER SHARE

	Three months ended May 31,		Nine months ended May 31,
	2020	2019	2020	2019
Net earnings (loss) attributable to Walgreens Boots Alliance, Inc. (GAAP)	$(1,708)	$1,025	$83	$3,305

Adjustments to operating income (loss):
Impairment of goodwill and intangible assets	2,001	—	2,001	—
Transformational cost management	315	86	524	265
Acquisition-related amortization	112	127	348	373
Acquisition-related costs	68	80	291	228
LIFO provision	29	29	90	77
Store damage and inventory losses[1]	75	—	75	—
Store optimization	10	49	49	99
Adjustments to equity earnings (loss) in AmerisourceBergen	(105)	137	47	191
Certain legal and regulatory accruals and settlements	—	7	—	31

Total adjustments to operating income (loss)	2,504	515	3,423	1,264

Adjustments to other income (expense):
Impairment of equity method investment	71	—	71	—
Termination of option granted to Rite Aid	—	(173)	—	(173)
Gain on sale of equity method investment	—	—	(1)	—
Net investment hedging (gain) loss	(2)	8	(6)	10

Total adjustments to other income (expense)	69	(165)	64	(163)

Adjustments to income tax provision:
Equity method non-cash tax	53	(10)	52	9
U.S. tax law changes[2]	—	—	(6)	(3)
Tax impact of adjustments[3]	(184)	(50)	(361)	(189)

Total adjustments to income tax provision	(130)	(60)	(314)	(183)

Adjustments to post tax equity earnings from other equity method investments:
Adjustments to equity earnings in other equity method investments[4]	3	23	47	23

Total adjustments to post tax equity earnings from other equity method investments	3	23	47	23

Adjustments to net earnings (loss) attributable to noncontrolling interests:
Impairment of goodwill and intangible assets	(14)	—	(14)	—

Total adjustments to net earnings (loss) attributable to noncontrolling interests	(14)	—	(14)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$723	$1,338	$3,288	$4,246

Diluted net earnings (loss) per common share (GAAP)[5]	$(1.95)	$1.13	$0.09	$3.55
Adjustments to operating income (loss)	2.86	0.56	3.87	1.36
Adjustments to other income (expense)	0.08	(0.18)	0.07	(0.17)
Adjustments to income tax provision	(0.15)	(0.07)	(0.35)	(0.20)
Adjustments to equity earnings in other equity method investments[4]	—	0.02	0.05	0.02
Adjustments to net earnings (loss) attributable to noncontrolling interests	(0.02)	—	(0.02)	—

Adjusted diluted net earnings per common share (Non-GAAP measure)[6]	$0.83	$1.47	$3.72	$4.56

Weighted average common shares outstanding, diluted (in millions)[6]	876.1	911.2	884.7	931.1

[1]	Store damage and inventory losses as a result of looting in the U.S. during May 2020.
[2]	Discrete tax-only items.
[3]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments and the adjusted tax rate true-up.
[4]

Beginning in the quarter ended May 31, 2019, management reviewed and refined its practice to reflect the proportionate share of certain equity method investees’ non-cash items or unusual or infrequent items consistent with the company’s non-GAAP measures in order to provide investors with a comparable view of performance across periods. These adjustments include acquisition-related amortization and acquisition-related costs and were immaterial for the prior periods presented. Although the company may have shareholder rights and board representation commensurate with its ownership interests in these equity method investees, adjustments relating to equity method investments are not intended to imply that the company has direct control over their operations and resulting revenue and expenses. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of these equity method investees.

[5]

Due to the anti-dilutive effect resulting from the reported net loss, the impact of potentially dilutive securities on the per share amounts has been omitted from the quarterly calculation of weighted-average common shares outstanding for diluted EPS for the three months ended May 31, 2020. The impact of these potentially dilutive securities has been included in the calculation of weighted-average common shares outstanding for diluted EPS for the nine months ended May 31, 2020.

[6]

Includes impact of potentially dilutive securities in the quarterly calculation of weighted-average common shares, diluted for adjusted diluted net earnings per common share calculation purposes for the three and nine months ended May 31, 2020.

	Three months ended May 31, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$27,357	$1,903	$5,899	$(527)	$34,631
Gross profit (GAAP)	$5,258	$672	$509	$—	$6,438
Transformational cost management	—	1	—	—	1
Acquisition-related costs	7	—	—	—	7
LIFO provision	29	—	—	—	29
Store damage and inventory losses[2]	60	—	—	—	60
Store optimization	—	—	—	—	—

Adjusted gross profit (Non-GAAP measure)	$5,354	$672	$509	$—	$6,535

Selling, general and administrative expenses (GAAP)	$5,032	$2,832	$402	$—	$8,265
Impairment of goodwill and intangible assets	(32)	(1,969)	—	—	(2,001)
Transformational cost management	(277)	(30)	(6)	—	(314)
Acquisition-related amortization	(77)	(16)	(19)	—	(112)
Acquisition-related costs	(59)	—	(1)	—	(61)
Store damage and inventory losses[2]	(15)	—	—	—	(15)
Store optimization	(10)	—	—	—	(10)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,562	$816	$376	$—	$5,754

Operating income (loss) (GAAP)	$226	$(2,160)	$350	$—	$(1,584)
Impairment of goodwill and intangible assets	32	1,969	—	—	2,001
Transformational cost management	278	31	6	—	315
Acquisition-related amortization	77	16	19	—	112
Acquisition-related costs	66	—	1	—	68
LIFO provision	29	—	—	—	29
Store damage and inventory losses[2]	75	—	—	—	75
Store optimization	10	—	—	—	10
Adjustments to equity earnings (loss) in AmerisourceBergen	—	—	(105)	—	(105)

Adjusted operating income (loss) (Non-GAAP measure)	$792	$(143)	$271	$—	$919

Gross margin (GAAP)	19.2%	35.3%	8.6%		18.6%
Adjusted gross margin (Non-GAAP measure)	19.6%	35.3%	8.6%		18.9%
Selling, general and administrative expenses percent to sales (GAAP)	18.4%	148.8%	6.8%		23.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	16.7%	42.9%	6.4%		16.6%
Operating margin[3]	0.8%	(113.5)%	1.8%		(5.3)%
Adjusted operating margin (Non-GAAP measure)[3]	2.9%	(7.5)%	2.3%		2.3%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020 and July 1, 2019 through March 31, 2020, respectively. Operating income for the three and nine month period ended May 31, 2019 includes AmerisourceBergen equity earnings for the period of January 1, 2019 through March 31, 2019 and July 1, 2018 through March 31, 2019, respectively.

[2]	Store damage and inventory losses as a result of looting in the U.S. during May 2020.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Three months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$26,513	$2,776	$5,865	$(563)	$34,591
Gross profit (GAAP)	$5,813	$1,112	$527	$2	$7,453
Transformational cost management	—	16	—	—	16
Acquisition-related costs	21	—	—	—	21
LIFO provision	29	—	—	—	29
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$5,864	$1,128	$527	$2	$7,521

Selling, general and administrative expenses (GAAP)	$4,818	$993	$424	$1	$6,235
Transformational cost management	(43)	(5)	(22)	—	(70)
Acquisition-related amortization	(82)	(25)	(20)	—	(127)
Acquisition-related costs	(59)	—	—	—	(59)
Store optimization	(48)	—	—	—	(48)
Certain legal and regulatory accruals and settlements	(7)	—	—	—	(7)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,578	$963	$382	$1	$5,924

Operating income (GAAP)	$995	$119	$87	$1	$1,203
Transformational cost management	43	21	22	—	86
Acquisition-related amortization	82	25	20	—	127
Acquisition-related costs	80	—	—	—	80
LIFO provision	29	—	—	—	29
Store optimization	49	—	—	—	49
Adjustments to equity earnings (loss) in AmerisourceBergen	—	—	137	—	137
Certain legal and regulatory accruals and settlements	7	—	—	—	7

Adjusted operating income (Non-GAAP measure)	$1,286	$165	$265	$1	$1,717

Gross margin (GAAP)	21.9%	40.0%	9.0%		21.5%
Adjusted gross margin (Non-GAAP measure)	22.1%	40.6%	9.0%		21.7%
Selling, general and administrative expenses percent to sales (GAAP)	18.2%	35.8%	7.2%		18.0%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.3%	34.7%	6.5%		17.1%
Operating margin[2]	3.8%	4.3%	1.7%		3.5%
Adjusted operating margin (Non-GAAP measure)[2]	4.9%	5.9%	2.5%		4.6%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020 and July 1, 2019 through March 31, 2020, respectively. Operating income for the three and nine month period ended May 31, 2019 includes AmerisourceBergen equity earnings for the period of January 1, 2019 through March 31, 2019 and July 1, 2018 through March 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Nine months ended May 31, 2020
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$80,734	$7,704	$17,971	$(1,618)	$104,791
Gross profit (GAAP)	$16,755	$2,910	$1,548	$2	$21,214
Transformational cost management	4	3	—	—	7
Acquisition-related costs	67	—	—	—	67
LIFO provision	90	—	—	—	90
Store damage and inventory losses[2]	60	—	—	—	60
Store optimization	1	—	—	—	1

Adjusted gross profit (Non-GAAP measure)	$16,976	$2,913	$1,548	$2	$21,439

Selling, general and administrative expenses (GAAP)	$14,718	$4,894	$1,224	$—	$20,835
Impairment of goodwill and intangible assets	(32)	(1,969)	—	—	(2,001)
Transformational cost management	(410)	(87)	(20)	—	(517)
Acquisition-related amortization	(233)	(58)	(57)	—	(348)
Acquisition-related costs	(220)	(1)	(2)	—	(224)
Store damage and inventory losses[2]	(15)	—	—	—	(15)
Store optimization	(47)	—	—	—	(47)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,761	$2,780	$1,144	$—	$17,685

Operating income (loss) (GAAP)	$2,037	$(1,984)	$608	$2	$662
Impairment of goodwill and intangible assets	32	1,969	—	—	2,001
Transformational cost management	414	90	20	—	524
Acquisition-related amortization	233	58	57	—	348
Acquisition-related costs	287	1	2	—	291
LIFO provision	90	—	—	—	90
Store damage and inventory losses[2]	75	—	—	—	75
Store optimization	49	—	—	—	49
Adjustments to equity earnings (loss) in AmerisourceBergen	—	—	47	—	47

Adjusted operating income (loss) (Non-GAAP measure)	$3,215	$133	$735	$2	$4,085

Gross margin (GAAP)	20.8%	37.8%	8.6%		20.2%
Adjusted gross margin (Non-GAAP measure)	21.0%	37.8%	8.6%		20.5%
Selling, general and administrative expenses percent to sales (GAAP)	18.2%	63.5%	6.8%		19.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.0%	36.1%	6.4%		16.9%
Operating margin[3]	2.5%	(25.8)%	1.8%		0.4%
Adjusted operating margin (Non-GAAP measure)[3]	4.0%	1.7%	2.2%		3.6%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020 and July 1, 2019 through March 31, 2020, respectively. Operating income for the three and nine month period ended May 31, 2019 includes AmerisourceBergen equity earnings for the period of January 1, 2019 through March 31, 2019 and July 1, 2018 through March 31, 2019, respectively.

[2]	Store damage and inventory losses as a result of looting in the U.S. during May 2020.
[3]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

	Nine months ended May 31, 2019
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Sales	$78,491	$8,759	$17,311	$(1,649)	$102,912
Gross profit (GAAP)	$17,880	$3,418	$1,549	$1	$22,849
Transformational cost management	—	41	—	—	41
Acquisition-related costs	50	—	—	—	50
LIFO provision	77	—	—	—	77
Store optimization	2	—	—	—	2

Adjusted gross profit (Non-GAAP measure)	$18,009	$3,459	$1,549	$1	$23,018

Selling, general and administrative expenses (GAAP)	$14,492	$3,029	$1,313	$—	$18,834
Transformational cost management	(59)	(46)	(119)	—	(224)
Acquisition-related amortization	(237)	(76)	(59)	—	(373)
Acquisition-related costs	(178)	—	—	—	(178)
Store optimization	(97)	—	—	—	(97)
Certain legal and regulatory accruals and settlements	(31)	—	—	—	(31)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,889	$2,906	$1,135	$—	$17,930

Operating income (GAAP)	$3,388	$389	$342	$1	$4,120
Transformational cost management	59	88	119	—	265
Acquisition-related amortization	237	76	59	—	373
Acquisition-related costs	228	—	—	—	228
LIFO provision	77	—	—	—	77
Store optimization	99	—	—	—	99
Adjustments to equity earnings (loss) in AmerisourceBergen	—	—	191	—	191
Certain legal and regulatory accruals and settlements	31	—	—	—	31

Adjusted operating income (Non-GAAP measure)	$4,119	$553	$710	$1	$5,384

Gross margin (GAAP)	22.8%	39.0%	9.0%		22.2%
Adjusted gross margin (Non-GAAP measure)	22.9%	39.5%	9.0%		22.4%
Selling, general and administrative expenses percent to sales (GAAP)	18.5%	34.6%	7.6%		18.3%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.7%	33.2%	6.6%		17.4%
Operating margin[2]	4.3%	4.4%	1.4%		3.9%
Adjusted operating margin (Non-GAAP measure)[2]	5.2%	6.3%	2.4%		4.9%

[1]

Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month period ended May 31, 2020 includes AmerisourceBergen equity earnings for the period of January 1, 2020 through March 31, 2020 and July 1, 2019 through March 31, 2020, respectively. Operating income for the three and nine month period ended May 31, 2019 includes AmerisourceBergen equity earnings for the period of January 1, 2019 through March 31, 2019 and July 1, 2018 through March 31, 2019, respectively.

[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen and adjusted equity earnings in AmerisourceBergen, respectively.

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended May 31,		Nine months ended May 31,
	2020	2019	2020	2019
Equity earnings (loss) in AmerisourceBergen (GAAP)	$243	$(16)	$284	$105
Acquisition-related amortization	29	32	90	95
Asset Impairment	46	115	76	120
Litigation settlements and other	14	13	58	8
LIFO provision	5	(13)	19	2
PharMEDium remediation costs	7	3	13	12
Gain on sale of equity investment	—	(3)	—	(3)
U.S. tax law changes	—	—	—	(17)
Other	(1)	—	(1)	—
Anti-Trust	—	(9)	(2)	(28)
Certain discrete tax benefits	(206)	—	(206)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$138	$121	$331	$296

ADJUSTED EFFECTIVE TAX RATE

	Three months ended May 31, 2020			Three months ended May 31, 2019
	Earnings before income tax provision	Income tax provision	Effective tax rate	Earnings before income tax provision	Income tax provision	Effective tax rate
Effective tax rate (GAAP)	$(1,773)	$(40)	2.3%	$1,198	$156	13.0%
Impact of non-GAAP adjustments	2,573	197		350	42
U.S. tax law changes	—	—		—	—
Equity method non-cash tax	—	(53)		—	10
Adjusted tax rate true-up	—	(13)		—	8

Subtotal	$800	$90		$1,548	$216

Exclude adjusted equity earnings in AmerisourceBergen	(138)	—		(121)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$662	$90	13.6%	$1,427	$216	15.1%

	Nine months ended May 31, 2020			Nine months ended May 31, 2019
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$206	$152	73.8%	$3,819	$562	14.7%
Impact of non-GAAP adjustments	3,486	370		1,101	181
U.S. tax law changes	—	6		—	3
Equity method non-cash tax	—	(52)		—	(9)
Adjusted tax rate true-up	—	(10)		—	8

Subtotal	$3,693	$466		$4,920	$745

Exclude adjusted equity earnings in AmerisourceBergen	(331)	—		(296)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$3,362	$466	13.9%	$4,624	$745	16.1%

FREE CASH FLOW

	Three months ended May 31,		Nine months ended May 31,
	2020	2019	2020	2019
Net cash provided by operating activities (GAAP)	$914	$2,021	$3,398	$3,215
Less: Additions to property, plant and equipment	(257)	(453)	(962)	(1,246)

Free cash flow (Non-GAAP measure)[1]	$657	$1,568	$2,436	$1,969

[1]

Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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